Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-83830) pertaining to the registration of 1,106,195 shares of the Company’s common stock and Forms S-8 pertaining to the 1996 Equity Incentive Plan, the 1998-A Direct Hit Stock Plan and the 1999 Non-Officer Equity Incentive Plan (No. 333-33694), the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan (No. 333-88435), the 1999 Equity Incentive Plan, as Amended through May 25, 2000 and the 1999 Employee Stock Purchase Plan, as Amended through May 25, 2000 (No. 333-97405), the Net Effect Systems, Inc. 1997 Stock Plan (No. 333-95687), the 1999 Equity Incentive Plan, as amended through May 25, 2000, the 1999 Employee Stock Purchase Plan, as amended through May 25, 2000, and the 1999 Non-Qualified Equity Incentive Plan, as amended through January 1, 2001 (No. 333-73400), and the 1999 Equity Incentive Plan, as amended, and the 1999 Employee Stock Purchase Plan, as amended (No. 333-105271), and in the related Prospectuses of Ask Jeeves, Inc. of our report dated January 22, 2003, with respect to the consolidated financial statements and financial statement schedule of Ask Jeeves, Inc. included in this Current Report on Form 8-K dated May 29, 2003.

/s/ ERNST & YOUNG LLP

Walnut Creek, California

May 29, 2003